Exhibit 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56204) pertaining to the Savings Plan for Employees of Frozen Food Express Industries, Inc., and in the related Prospectus of our reports dated June 19, 2003, with respect to the financial statements of FFE Transportation Services, Inc., Savings Plan for Employees of Frozen Food Express Industries, Inc., which are included in this Amendment No. 1 to the Annual Report (Form 10-K) of Frozen Food Express Industries, Inc. for the year ended December 31, 2002.




/s/ Waters, Wright & Associates LLP
-----------------------------------
Waters, Wright & Associates, LLP
Mansfield, Texas
June 19, 2003